Exhibit 10.1

LICENSING AGREEMENT

THIS AGREEMENT is made and entered into on this 4th day of May 2012, by and between RVPLUS, INC., a publicly held Delaware corporation, having a place of business at 3690 Howard Hughes Pkwy, Suite 500, Las Vegas, NV 89169 (hereinafter referred to as “Licensee”) and (party-1) DBS Distributors, Inc., a Delaware corporation, (party-2) ECCO2 Corp, a not-for-profit Texas corporation, and (party-3) and Cary Lee Peterson, an individual who is a citizen of the United States of America having a principal place of business at 100 Congress Avenue, Suite 2000, Austin, TX 78701 (Party 1, Party 2, and Party 3 collectively hereinafter referred to as the “Licensor”);

RECITALS

WHEREAS, Licensee is a publicly traded entity on the OTCQB Exchange, with trading symbol of ‘RVPL’ and its current business operations are focused on developing, testing, manufacturing, and marketing products related to the recreational vehicle industry;

WHEREAS, Licensor is the owner of various intellectual properties reflected in Exhibits 1 through 4 to this Agreement, which are used on or in connection with various goods and services, including associations, partnerships, joint ventures, and other services and which convey an indication of high quality and prestige, which has great commercial value;

WHEREAS, Licensee desires to receive and Licensor desires to grant, certain licenses to Licensee with respect to the development, use, and marketing of the Licensed Goods and Services (as defined below) within the Licensed Territory (as defined below), subject to the terms and conditions of this Agreement; and

WHEREAS, the understanding between the Licensor and Licensee memorialized by this Agreement supersedes any prior agreements between the Parties with respect to the Licensed Goods and Services as well as the use of the Intellectual Properties within the Licensed Territory.

NOW, THEREFORE, in consideration of the mutual covenants and agreements both contained herein and intending to be legally bound hereby, the parties do covenant and agree as follows:

1.             DEFINITIONS:

As used herein, the following terms shall have the meanings set forth below:

(a) “Licensed Goods and Services” means and includes any of the following: Present and Future Products and Services, letterhead, newsletter, masthead, promotional items, and course materials with respect to the Intellectual Properties

(b)  “Licensed Territory” means the Americas, Africa, Asia, Europe, and Australia as its territories and possessions.

(c) “Intellectual Properties” means the items identified in Exhibits 1-4 annexed to this Agreement.

2.             INTELLECTUAL PROPERTIES:

(a) Licensee acknowledges that Licensor is the sole owner of the Intellectual Properties and owns paramount rights to any trademark registrations, applications for trademark registrations, or other registered and publicly recognized intellectual properties held by Licensor, therefore or to be obtained therefore throughout the world together with the good will of the business symbolized by the marks and the registrations and applications therefore, and Licensor will lay no claim to the Intellectual Properties or any confusingly similar Intellectual Properties.

(b) Licensee covenants that it will not:

(i)	do anything to adversely affect the value of the Intellectual Properties or do anything inconsistent with Licensor’s ownership thereof;

(ii)	use the Intellectual Properties on any goods or services except Licensed Goods and Services without Licensor’s express prior written permission; or

(iii)	use the Intellectual Properties for any period of time other than during the period that this Agreement is in effect

(c) Licensee acknowledges that its use of any of the Intellectual Properties, is with the permission of Licensor.

(d) Licensor covenants and agrees to at all times during the term of this Agreement to keep and maintain in valid force and effect the Intellectual Properties with the appropriate agencies.

3.             QUALITY STANDARDS AND CONTROL:

(a) Licensee agrees to comply fully both with the terms of this Agreement and with all such requirements for the use of the Intellectual Properties as Licensor may communicate to Licensee, from time to time, in its discretion.  Should Licensor wish to make any changes to previously approved goods and services, it shall submit, at its own expense, a sample of the changed goods or services in the same manner for Licensee’s written approval prior to any advertising, sale or distribution.

(b) Licensee agrees to maintain the quality and appearance of all goods and services, as well as advertising therefore, that is sold, distributed or otherwise provided in connection with one or more of the Intellectual Properties in reasonably strict conformance to the goods and services and advertising approved by Licensor.

(c) Licensee, at any time and in its sole discretion, determines that if the quality and appearance of any Licensed Goods or Services bearing one or more of the Intellectual Properties does not meet the quality of the previously-appointed samples, the operation of this Agreement with respect to Licensee’s permitted use of the Intellectual Properties shall be suspended in relation to such product or service. Where any such breach comes to the attention of Licensor and is not corrected by Licensee within ninety (90) days after written notice to Licensee thereof, Licensor shall have the right forthwith to cause such suspension by serving written notice upon Licensee. Pending correction of the breach, no further use shall be made of the Intellectual Properties with respect to the product or service concerned.

4.             LICENSE GRANT:

(a) Licensor grants to Licensee an exclusive, non-transferable license, with the right to grant sublicenses, to apply the Intellectual Properties to Licensed Goods and Services made by or for Licensee to conform substantially to Licensor’s requirements and only for the periods of time specified in paragraph 7 hereof and to sell or otherwise distribute the Licensed Goods and Services in the Licensed Territory (the “License”).

(b) No other license express or implied is granted to the Licensee but that of the foregoing paragraph 4(a).

5.            TRADEMARK NOTICE:

Each advertisement, media production, package and product bearing any of the Intellectual Properties shall include a notice that said marks are registered Intellectual Properties or service marks of the ECCO2 Corp and ECCO2 Tech.

6.             ROYALTIES AND COMPENSATION:

Use of any of the Intellectual Properties or Licensed Goods and Services shall be made solely for purposes of promoting the goals and purposes of Licensor.  Licensor reserves the right to demand a royalty of three percent (3%) on all net profits from product and service sales, which shall be made compensation to Licensor quarterly by method of cash, common stock, and/or stock options from Licensee.

As consideration for the License granted herein, the Licensee shall issue to the Licensor Eighty Million (80,000,000) shares of common stock of RVPlus, Inc., as well as warrants to entitling the holder to purchase up to Ten Million (10,000,000) shares of a yet to be designated series of preferred stock of RVPlus, Inc. at an exercise price of $0.25 per share at any time during the period of five (5) years from the effective date of this Agreement.

7.             TERM:

This agreement shall remain in effect for as long as Licensee remains a recognized entity promoting and for as long as Licensee continuously uses the Intellectual Properties on a substantial number of its goods and services unless terminated as provided in Paragraph 9 hereof.

8.            LEGAL PROCEEDINGS:

Licensee covenants that it will not bring any legal proceedings for or on behalf of Licensor pursuant to this Agreement without the prior written consent of Licensor. Licensee undertakes to notify Licensor immediately of any infringement or unauthorized or illegal use of any of the Intellectual Properties coming to its notice. Furthermore, Licensee will cooperate fully with Licensor in steps that may be taken by Licensor to prevent further infringement or unauthorized use of the Intellectual Properties. The cost of any litigation that may be instituted at the instance of Licensor and any recovery there from shall be for the account of Licensor.

9.            TERMINATION:

(a) Licensor may, by written notice, elect to terminate this Agreement upon the Licensee becoming insolvent, being adjudicated bankrupt, entering into compulsory or voluntary liquidation, taking the benefit from any act in force or procedures for the relief of insolvent debtors, or doing anything whereby it becomes subject to the provisions of any bankruptcy laws, or if its business shall be assumed or taken over by any governmental authority, or if it shall in any way cease to carry on business or be acquired by any other company.

(b) Licensor may also, by written notice, elect to terminate this Agreement following any breach by the Licensee, including Licensee’s failure or refusal to comply with any of the terms of this Agreement, which breach is not cured within ninety (90) days after written notice to Licensee thereof or at the end of any calendar year by ninety (90) days advance written notice.

(c) Upon termination of this Agreement, Licensee agrees that it will not use any of the Intellectual Properties or any confusingly similar Intellectual Properties in any way, and shall remove these Intellectual Properties from all products, packages, advertising, signs, letterheads, offices and all other materials bearing them.  Within ninety (90) days of termination, Licensee shall deliver up to Licensor all items bearing any of the Intellectual Properties, and/or confirm by sworn statement that all such items have been destroyed.

10.           ACCRUED OBLIGATIONS SURVIVE TERMINATION:

Termination of this Agreement for any reason shall not relieve either party of any obligation accruing prior to termination and shall be without prejudice to any other remedies arising from any breach, default or failure to perform.

11.           NOTICES:

All notices, statements, requests for approval and remittances provided for in this Agreement shall be in or be accompanied by a writing and be sent by certified or registered mail, return receipt requested, if to Licensor, addressed to “ECCO2 Corp, Chairman for Board of Directors, 100 Congress Avenue, Suite 2000, Austin, TX 78701” and, if to Licensee, to President for RV Plus, Inc., at Licensee’s address set forth at the start of this Agreement, or at such other addresses as either party shall make known upon like notice.  All such notices shall be effective as of the date of mailing. Where a specific notice period is specified, it shall start to run from the day of receipt.

12.          ASSIGNMENT:

This Agreement is not assignable by Licensee without the express written consent of Licensor in its sole discretion and any proposed assignment or transfer shall be invalid.  Licensee shall have rights to sublicense any of the Intellectual Properties with the express written consent of Licensor.

13.          PRODUCT LIABILITY:

Nothing herein contained shall be construed so as to constitute the parties hereto as joint venturers, or either as agent of the other, and neither Licensor nor Licensee shall have the power to obligate or bind the other in any manner whatsoever.

14.          LAW:

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware and the parties agree that any action made to enforce any of the rights hereunder shall be in such federal courts in which jurisdiction and venue is proper.

15.          ENTIRE AGREEMENT

This Agreement and any exhibits hereto constitute the complete agreement of the parties with respect to the subject matter hereof.  There are no promises, terms, conditions, or obligations other than those contained in this Agreement, which supersedes any and all previous written or oral communications, representations and agreements among the parties concerning the subject hereof.  This Agreement may not be modified or amended except by a writing duly executed by both parties hereto.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, Licensor and the Licensee have caused this agreement to be made and executed by their duly authorized officers as of the date first above written.

RV PLUS, INC. (Licensee)
Cary Lee Peterson
By:	/s/ Cary Lee Peterson
	Title:	President-Chairman

Authorized Signor for Licensor

By:	/s/ Cary Lee Peterson
	Title:	Cary Lee Peterson, President DBS Distributors, Inc., a Delaware Corporation EIN: 27-3358954

Authorized Signor for Licensor

By:	/s/ Cary Lee Peterson
	Title:	Cary Lee Peterson, Chairman ECCO2 Corp, a Texas Corporation EIN: 27-3379908

Authorized Signor for Licensor

By:	/s/ Cary Lee Peterson
	Title:	Cary Lee Peterson, an Individual

(End of page 6. Continued onto page 7)

EXHIBIT 1

Trademark and Service Mark Registration for ECCO2 and Design
Registration No. 801326721
Class Code: Advertising and Business – Class 35

EXHIBIT 2

Web Site Developments and Web Domain Names as follows:

(a) ecco2usa.com
(b) ecco2tech.com
(c) ecco2sales.info
(d) dbsdistributorsinc.com
(e) ecco2tech.com
(f) ecocitydevelopers.com
(g) ecco2elite.com

EXHIBIT 3

ECCO2 Tech Trade Name Reservation filed with the Delaware Secretary of State Office

EXHIBIT 4

Licensee shall attain the exclusive rights and authority to all active and pending business partnerships, affiliations, joint ventures, which also include any letter of intent, letter of understanding, minutes from board of directors, advertisements, news articles, press releases, and trade secrets and/or concepts for use of commercial business in a digital or document format, service and client accounts, subscriptions, copyrighted materials and any other media content  prior to the affective date of this Agreement.